Ex 99.1

News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

Conifer Holdings Reports 2020 First Quarter Financial Results

Company to Host Conference Call at 8:30 AM ET on Thursday, May 14, 2020

Birmingham, MI, May 13, 2020 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the first quarter ended March 31, 2020.

First Quarter 2020 Financial Highlights (compared to the prior year period)

•	Gross written premium increased 3.6% to $25.1 million due to growth in commercial specialty lines
•	Commercial Lines combined ratio was 112.8% (accident year combined ratio was 94.9%)
•	Personal Lines combined ratio was 96.9% (accident year combined ratio was 92.9%)
•	The Company’s overall combined ratio was 111.6% (accident year combined ratio was 94.7%)
•

Net loss of $4.7 million, or $0.49 per share based on 9.6 million average shares outstanding; largely due to a decline in the fair value of equity securities resulting from disruption in financial markets related to the COVID-19 pandemic

Management Comments

James Petcoff, Chairman and CEO, commented, “For the quarter, we achieved steady growth in both our commercial and personal lines segments, despite the unique and disruptive challenges created by the COVID-19 pandemic.  While the tumult in the capital markets resulted in a net loss during the quarter, we were pleased with the improvement in premium growth.”

Mr. Petcoff continued, “We are continuing to evaluate the overall impact of COVID-19 on our business, with our primary focus on the safety and well-being of our insureds, agent partners and employees.  While the economic challenges presented by COVID-19 create uncertainty, we are encouraged by strong retention across our core books of business, and believe our continuing underwriting discipline will serve us well in the long-term.”

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Financial Results for the Three Months Ended 2020 and 2019

2020 First Quarter Premiums

Gross Written Premiums

Gross written premiums increased 3.6% in the first quarter of 2020 to $25.1 million, compared to $24.2 million in the prior year period. The increase was largely due to growth in commercial specialty lines, with an increase in both rate and new business opportunities, along with moderate growth in the Company’s personal lines driven by stable growth in its low-value dwelling line of business.

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Net Earned Premiums

Net earned premiums increased 1.5% to $22.0 million for the first quarter of 2020, compared to $21.6 million for the prior year period. The increase was largely in personal lines and was substantially due to lower reinsurance costs.

Commercial Lines Financial and Operational Review

The Company’s commercial lines of business, representing 93.5% of total gross written premium in the first quarter of 2020, primarily consists of property and liability coverage offered to owner-operated small- to mid-sized businesses. Commercial lines gross written premium increased 3.8% in the first quarter of 2020 as the Company continues to shift its mix towards more profitable specialty lines.

Commercial lines combined ratio was 112.8% for the three months ended March 31, 2020, compared to 100.9% in the prior year period, largely due to a 17.9% contribution from adverse development on 2017 and prior accident years.

Commercial lines current accident year combined ratio was 94.9% for the quarter.

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Personal Lines Financial and Operational Review

Personal lines, representing 6.5% of total gross written premium for the first quarter of 2020, consists largely of low-value dwelling homeowner’s insurance. Personal lines gross written premium increased 0.5% to $1.6 million in the first quarter of 2020 compared to the prior year period, largely due to renewed growth in the Company’s low-value dwelling line of business.

Personal lines combined ratio was 96.9% for the three months ended March 31, 2020, compared to 253.6% in the prior year period.  Personal lines loss ratio for the three months ended March 31, 2020 improved considerably to 49.8%, compared to 187.5% in the prior year period, largely driven by lower losses from wind-exposed homeowners lines (specifically Florida homeowners). The Company’s wind-exposed lines of business continue to represent a smaller portion of the Company’s overall gross premiums written.

The personal lines accident year combined ratio was 92.9% for the quarter.

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Combined Ratio Analysis

Combined Ratio

The Company's combined ratio was 111.6% for the quarter ended March 31, 2020, compared to 108.1% for the same period in 2019. The Company’s accident year combined ratio for the quarter ended March 31, 2020 was 94.7%, compared to 99.0% in the prior year period.

Loss Ratio:

The Company’s losses and loss adjustment expenses were $14.3 million for the three months ended March 31, 2020, compared to $14.5 million in the prior year period. This resulted in a lower loss ratio of 64.5%, compared to 66.5% in the prior year period.

Expense Ratio:

The expense ratio was 47.1% for the first quarter of 2019, compared to 41.6% in the prior year period.  The expense ratio was higher due to a combination of factors. First, in the second quarter of 2019, the Company began allocating more commission expense to the Underwriting Segment which it paid to the Agency segment. This did not increase acquisition costs on a consolidated basis but did increase the acquisition cost ratio (a major component of the expense ratio).  There were several operating expense timing differences of incurred costs resulting in a slightly lower-than-normal 2019 first quarter expense ratio while the 2020 first quarter expense ratio is slightly higher than average.

Net Investment Income

Net investment income was $954,000 during the fourth quarter ended March 31, 2020, compared to $910,000 in the prior year period. Net realized gains during the first quarter ended March 31, 2020 were $928,000, compared to net realized gains of $19,000 in the prior year period.

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Change in Fair Value of Equity Securities

During the quarter, the Company reported an unrealized loss from change in fair value of equity investments of $3.1 million, compared to a gain of $1.3 million in the prior year period. This decline was largely related to disruption in financial markets related to the COVID-19 pandemic.

Net Income (Loss)

In the first quarter of 2020, the Company reported a net loss of $4.7 million, or $0.49 per share, compared to a net loss of $680,000, or $0.08 per share in the prior year period.

Adjusted Operating Income (Loss)

In the first quarter of 2020, the Company reported adjusted operating loss of $2.7 million, or $0.28 per share, compared to adjusted operating loss of $4.2 million, or $0.50 per share, for the same period in 2019. See Definitions of Non-GAAP Measures.

Earnings Conference Call with Accompanying Slide Presentation

The Company will hold a conference call/webcast on Thursday, May 14, 2020 at 8:30 a.m. ET to discuss results for the first quarter ended March 31, 2020.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:On the Event Calendar at IR.CNFRH.com

Conference Call:844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About the Company

Conifer Holdings, Inc. is a Michigan-based insurance holding company. Through its subsidiaries, Conifer offers customized insurance coverage solutions in both specialty commercial and specialty personal product lines marketing mainly through independent agents in all 50 states. The Company is traded on the Nasdaq Global Market (Nasdaq: CNFR). Additional information is available on the Company’s website at www.CNFRH.com.

Definitions of Non-GAAP Measures

Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

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We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding net realized investment gains and losses, after-tax, excluding the tax impact of changes in unrealized gains and losses, and including the net change in deferred gain on losses ceded to the Adverse Development Cover (ADC). We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Reconciliations of adjusted operating income and adjusted operating income per share:

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Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 12, 2020 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

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